CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 31, 2017 with respect to the consolidated financial statements of Eros International Plc included in the annual report on Form 20-F for the year ended March 31, 2017, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

Mumbai, India
March 14, 2018